Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259617 on Form S-8 of our report dated February 27, 2025, relating to the financial statements of AvePoint, Inc. and the effectiveness of AvePoint, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2025